Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Receives $0.9 Million of Non-Dilutive Funding

Through the New Jersey Economic Development Authority’s Technology

Business Tax Certificate Transfer Program

Monroe Township, N.J., May 1, 2020 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, announced today that it recently received $0.9 million of non-dilutive funding through the New Jersey Economic Development Authority’s Technology Business Tax Certificate Transfer Program (the “Program”).

The Program enables companies to raise funding to finance their growth and operations and is administered by the New Jersey Economic Development Authority (NJEDA) and the New Jersey Department of the Treasury’s Division of Taxation. Under the Program, New Jersey-based technology and biotechnology companies with fewer than 225 US employees may be eligible to sell net operating losses (NOLs) and research and development tax credits to unaffiliated corporations up to a maximum lifetime benefit of $15 million per business.

Matthew T. Shafer, Chief Financial Officer of OPT, commented, “We appreciate NJEDA’s decision to approve our application to the program again this year. As in prior years, we were fortunate to work with Public Service Enterprise Group (PSEG) on the sale of our NOLs and research and development tax credits. We appreciate the continued support for technology companies like OPT by both the State of New Jersey and PSEG. This Program continues to make an important contribution to our on-going technology development efforts.”

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® solution platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors:

609-730-0400 x401

InvestorRelations@oceanpowertech.com

Media:

609-730-0400 x402

MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc.